Exhibit 10.3
American IronHorse Motorcycle Company, Inc.
4600 Blue Mound Road
Fort Worth, Texas 76106
817-665-2000
April 3, 2006
Xponential, Inc.
6400 Atlantic Boulevard, Suite 190
Norcross, Georgia 30071

Re:	Loan to American IronHorse Motorcycle
Company, Inc. (the “Company”)
Dwayne:
     Enclosed are the following documents:
     1. Promissory note in the original principal amount of $900,000 payable by the Company to Xponential, Inc.;
     2. Subordination Agreement by and among Xponential, Inc., Curtiswood Capital, LLC, American IronHorse Motorcycle Company, Inc., and Textron Financial Corporation; and
     3. Warrant issued to Xponential, Inc. for the purchase of 90,000 shares of common stock of the Company.
     In addition, as partial consideration for the $900,000 loan to the Company, the Company will pay to Xponential, Inc. an origination fee of two percent (2%) of the loan amount, or $18,000.

Yours very truly,

/s/ Robert A. Krause

Robert A. Krause